                            COMVERSE TECHNOLOGY, INC.
                            170 Crossways Park Drive
                            Woodbury, New York 11797

                               ------------------

                    Notice of Annual Meeting of Shareholders
                         TO BE HELD ON DECEMBER 3, 2002

                               ------------------

                  NOTICE IS HEREBY GIVEN that the 2002 Annual Meeting of Shareholders (the "Annual Meeting") of COMVERSE TECHNOLOGY, INC. (the "Company") will be held at the Hilton Huntington, 598 Broad Hollow Road (Route 110), Melville, New York 11747, on Tuesday, December 3, 2002, commencing at 10:00 A.M. (local time) for the following purposes:

                  1. To elect seven directors who will serve as the Board of Directors of the Company until the next annual meeting of shareholders and the election of their qualified successors.

                  2. To consider and vote upon a proposal to adopt the Company's 2002 Employee Stock Purchase Plan under which up to 1,500,000 shares of Common Stock may be available for purchase by participating employees.

                  3. To consider and act upon a proposal to ratify the engagement of Deloitte & Touche LLP as independent auditors of the Company for the year ending January 31, 2003.

                  4. To transact such other business as may properly come before the meeting or any adjournment thereof.

                  Only those shareholders of record at the close of business on October 21, 2002 are entitled to receive notice of and to vote at the Annual Meeting or any adjournment thereof.

                  A copy of the Company's Annual Report to Shareholders for the year ended January 31, 2002 accompanies this Notice of Meeting.

                                            By Order of the Board of Directors,


                                            William F. Sorin,
                                            Secretary

October 25, 2002


ATTENDANCE AT THE ANNUAL MEETING BY HOLDERS OF AT LEAST A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK, APPEARING IN PERSON OR REPRESENTED BY PROXY, IS NECESSARY TO CONSTITUTE A QUORUM. YOUR ATTENDANCE IS IMPORTANT AND APPRECIATED. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD. YOUR PROXY MAY BE REVOKED IN YOUR DISCRETION AT ANY TIME BEFORE THE SHARES ARE VOTED.

                            COMVERSE TECHNOLOGY, INC.
                            170 Crossways Park Drive
                            Woodbury, New York 11797

                               ------------------

                                 PROXY STATEMENT

                                -----------------

                         ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON DECEMBER 3, 2002

                               ------------------

         This Proxy Statement and the accompanying form of proxy are being furnished in connection with the solicitation of proxies by the Board of Directors of Comverse Technology, Inc., a New York corporation (the "Company"), for use at the Annual Meeting of the Shareholders of the Company to be held on Tuesday, December 3, 2002 or any adjournment thereof (the "Annual Meeting").

         A proxy in the accompanying form, which is properly executed, duly returned to the Company and not revoked, will be voted in accordance with the instructions contained in the proxy. If no instructions are given in a proxy with respect to any matter specified in the Notice of Annual Meeting to be acted upon at the Annual Meeting, such proxy will be voted in favor of such matter. As to any other matters properly brought before the Annual Meeting, the persons named in the proxy will vote in accordance with their best judgment. Any shareholder who desires to revoke a proxy may do so at any time prior to the vote of the associated shares by tendering a written notice of revocation addressed to the Secretary of the Company, by attending the Annual Meeting in person and requesting the return of the proxy or by delivering to the Secretary of the Company another form of proxy bearing a later date of execution.

         The cost of the solicitation of proxies will be paid by the Company. In addition to the solicitation of proxies by the use of the mails, regularly engaged employees of the Company may, without additional compensation, solicit proxies by personal interviews, electronic mail, telephone and telefacsimile. The Company will, upon request, reimburse brokers and others who are only record holders of the Company's Common Stock, par value $.10 per share (the "Common Stock"), for their reasonable expenses in forwarding proxy material to beneficial owners of such stock and obtaining voting instructions from such owners.

         D.F. King & Co., Inc. ("D.F. King") has been engaged by the Company to assist in the solicitation of proxies and for such services will receive a fee of $7,500, reimbursement of certain out-of-pocket expenses and may be indemnified by the Company against certain losses that may arise from its engagement.

         The Board of Directors has fixed the close of business on October 21, 2002 as the record date for determining the shareholders entitled to notice of and to vote at the Annual Meeting (the "Record Date"). At the Record Date, there were issued, outstanding and entitled to vote an aggregate of 187,660,823 shares of Common Stock. Attendance at the Annual Meeting, in person or represented by proxy, by the holders of a majority of all shares of Common Stock issued, outstanding and entitled to vote constitutes a quorum. Each share of Common Stock entitles the holder thereof to one vote on each matter presented for action at the meeting.

         This Proxy Statement and the accompanying form of proxy are first being mailed on or about October 29, 2002 to shareholders of record on the Record Date.

Management and Principal Shareholders

                  The following table identifies and sets forth certain information concerning the beneficial ownership of Common Stock by the executive officers of the Company, by each incumbent director of the Company, including those who are standing for reelection at the Annual Meeting, and by each person known by the Company to beneficially own more than five percent of the issued and outstanding Common Stock. Except as otherwise noted, information is given as of September 30, 2002.


                                                                    Number of Shares     Percent of Total
                                        Relationship with the         Beneficially         Outstanding
Name and Address                              Company                   Owned(1)            Shares(2)
--------------------------------      -------------------------     -------------------  ----------------
Citigroup Inc. .................      Shareholder                    20,155,915 (3)               10.7%
399 Park Avenue
New York, NY 10043

FMR Corporation ................      Shareholder                    19,245,355 (4)               10.3%
82 Devonshire Street
Boston, MA 02109

Massachusetts Financial
Services Company ...............      Shareholder                    15,306,814 (4)                8.2%
500 Boylston Street
Boston, MA 02116

Legg Mason, Inc ................      Shareholder                    12,930,133 (4)                6.9%
100 Light Street
Baltimore, MD 21202

Kobi Alexander(a) ..............      Chairman of the Board,          3,099,998 (5)                1.6%
                                      Chief Executive Officer
                                      and Director

Itsik Danziger .................      President and Director            203,176 (6)                 *

Zeev Bregman ...................      Chief Executive Officer -         112,936 (7)                 *
                                      Comverse

David Kreinberg ................      Executive Vice President           70,939 (8)                 *
                                      and Chief Financial
                                      Officer

Dan Bodner .....................      President and Chief                35,774 (9)
                                      Executive Officer -
                                      Verint

Zvi Alexander (10) .............      Director                           70,000                     *

John H. Friedman(b)(c)(d) ......      Director                           86,000                     *

Francis E. Girard ..............      Director                          712,859 (11)

Ron Hiram(b)(c) ................      Director                           27,000 (12)                *

Sam Oolie(a)(b)(c)(d) ..........      Director                           65,000 (13)                *

William F. Sorin(a)(d) .........      Secretary and Director             48,750 (14)                *

Shaula A. Yemini, Ph.D (10) ....      Director                           71,200 (15)                *

All directors and executive
officers as a group
(12 persons) ...................                                      4,603,632                    2.4%



-----------------

*        Less than 1%.
(a)      Member of Executive Committee of the Board of Directors.

(b)      Member of Audit Committee of the Board of Directors.

(c)      Member of Remuneration and Stock Option Committee of the Board of
         Directors.

(d) Member of Corporate Planning and Structure Committee of the Board of Directors.


(1) Includes outstanding shares and shares issuable upon the exercise of stock options that are exercisable at or within 60 days after September 30, 2002. Does not include shares issuable upon the exercise of stock options that are not exercisable until more than 60 days after September 30, 2002. Under a stock option exchange program approved by the Company's shareholders at a shareholders' meeting held on February 25, 2002, eligible Company employees and officers, including the named officers, were given the opportunity to voluntarily cancel unexercised stock options previously granted to them in exchange for replacement options that will be granted at a future date (the "Replacement Options"). Replacement Options will be granted at a ratio of 0.85 new options for each existing option cancelled, at an exercise price equal to the fair market value of the Company's shares on the date of the grant of the Replacement Options, which currently is expected to be December 23, 2002 (the "New Grant Date"). Replacement Options that will be issued to replace cancelled options that either have vested prior to the tender of such options under the program or that would have vested prior to the six-month anniversary of the New Grant Date will vest and become exercisable on the six-month anniversary of the New Grant Date. The shares subject to stock options held by the individuals identified above as of September 30, 2002 consist of the following:

                                                         Number of Shares of Common Stock
                                                         --------------------------------
                                                                 Subject to Options
                                                                 ------------------
                                               Exercisable at or Within        Not Exercisable at or
                                                     60 days after              Within 60 days after
                                                  September 30, 2002             September 30, 2002
                                               ------------------------        ---------------------
         Kobi Alexander                                 3,074,738                      1,937,998 *
         Itsik Danziger                                   202,500                        482,375 *
         Zeev Bregman                                     112,500                        569,500 *
         David Kreinberg                                   53,210                        249,348 *
         Dan Bodner                                             -                         57,375 *
         Zvi Alexander                                     61,000                         27,000
         John H. Friedman                                  86,000                         27,000
         Francis E. Girard                                610,896                           -
         Ron Hiram                                         27,000                         27,000
         Sam Oolie                                         65,000                         27,000
         William F. Sorin                                  48,750                        107,952 *
         Shaula A. Yemini, Ph.D.                           62,200                         27,000
         All directors and executive
         officers as a group                            4,403,794                      3,539,548 **


* Represents the number of Replacement Options expected to be granted to the named officer on the New Grant Date in exchange for options tendered by the named officer for cancellation under the stock option exchange program described above.

** Includes 3,404,548 options expected to be granted to certain officers on the New Grant Date in exchange for options tendered by such officers for cancellation under the stock option program described above.

(2) Based on 187,651,986 shares of Common Stock issued and outstanding on September 30, 2002 excluding, except as otherwise noted, shares of Common Stock issuable upon the exercise of outstanding stock options.

(3) Based on Schedule 13G filings with the Securities and Exchange Commission reflecting data as of June 30, 2002.

(4) Based on Schedule 13G filings with the Securities and Exchange Commission reflecting data as of December 31, 2001.

(5) Mr. Alexander is also the beneficial owner of 997,263 shares of common stock of Ulticom, Inc. ("Ulticom"), a subsidiary of the Company and 2,700,000 class C shares of Starhome BV, a subsidiary of the Company. In addition, Mr. Alexander is the beneficial owner of 416,438 shares of common stock of Verint Systems Inc. ("Verint"), which includes 300,083 shares issuable upon the exercise of stock options exercisable at or within 60 days after September 30, 2002. Additionally, Mr. Alexander is the beneficial owner of 8.1 shares of common stock of Startel Corporation ("Startel"), and 162 shares of common stock of CTI Capital Corporation ("CTI Capital"), each of which is a subsidiary of the Company, which shares are issuable upon the exercise of stock options exercisable at or within 60 days after September 30, 2002.

(6) Mr. Danziger is also the beneficial owner of 19,273 shares of common stock of Ulticom, and 2,936 shares of common stock of Verint, which are issuable upon the exercise of stock options exercisable at or within 60 days after September 30, 2002.

(7) Mr. Bregman is also the beneficial owner of 12,273 shares of common stock of Ulticom, and 2,936 shares of common stock of Verint, which are issuable upon the exercise of stock options exercisable at or within 60 days after September 30, 2002.

(8) Mr. Kreinberg is also the beneficial owner of 34,545 shares of common stock of Ulticom, which includes 24,545 shares issuable upon the exercise of stock options exercisable at or within 60 days after September 30, 2002, and 4,893 shares of common stock of Verint, which are issuable upon the exercise of stock options exercisable at or within 60 days after September 30, 2002.

(9) Mr. Bodner is also the beneficial owner of 114,973 shares of common stock of Verint, which are issuable upon the exercise of stock options exercisable at or within 60 days after September 30, 2002.

(10)     Not standing for reelection.

(11) Mr. Girard is also the beneficial owner of 3,000 shares of common stock of Ulticom.

(12) Mr. Hiram is also the beneficial owner of 16,000 shares of common stock of Ulticom, of which 15,000 shares are issuable upon the exercise of stock options exercisable at or within 60 days after September 30, 2002.

(13) Mr. Oolie is also the beneficial owner of 1,000 shares of common stock of Ulticom.

(14) Mr. Sorin is also the beneficial owner of 8,182 shares of common stock of Ulticom, and 2,202 shares of common stock of Verint, which are issuable upon the exercise of stock options exercisable at or within 60 days after September 30, 2002.

(15) Dr. Yemini is also the beneficial owner of 2,000 shares of common stock of Ulticom.


Background of Nominees and Executive Officers

                  Kobi Alexander. Mr. Alexander, age 50, is a founder of the Company and has served as Chairman of the Board of Directors of the Company since September 1986 and as Chief Executive Officer since April 1987. Mr. Alexander has served as a director of the Company since its formation in October 1984. Mr. Alexander served as President of the Company from its formation in October 1984 until January 2001. Mr. Alexander also served as Co-Managing Director of the Company's wholly owned Israeli subsidiary, Comverse Ltd., from its formation in 1982 until October 1986. From October 1984 to September 1986, Mr. Alexander served as Co-Chairman and Co-Chief Executive Officer of the Company. Prior to the formation of Comverse Ltd., in 1980 and 1981, Mr. Alexander served as an independent financial and business consultant to a number of multinational corporations. Between 1978 and 1980, Mr. Alexander worked in the Corporate Finance Department of Shearson Loeb Rhoades (currently Salomon Smith Barney, Inc.). Mr. Alexander received a B.A., magna cum laude, in Economics from the Hebrew University of Jerusalem in 1977, and an M.B.A. in Finance from New York University in 1980. He has served as the Chairman of the High-Tech Research and Development Section of the Israeli Association of Industrialists. Mr. Alexander is also Chairman of the Board and a director of Ulticom and Verint.

                  Itsik Danziger. Mr. Danziger, age 53, has served as President of the Company since January 2001 and as a director of the Company since November 1998. Mr. Danziger also served as Chief Operating Officer of Comverse from January 1998 and additionally as President from May 1999 until January 2001. From 1984, Mr. Danziger served in various management positions with the Company, including Vice President, Manager of the Network Systems Division and Manager of research and development. Prior to joining the Company, he was employed for 10 years by Tadiran Ltd. in a variety of technical and managerial capacities. Mr. Danziger received a B.Sc. and M.Sc., cum laude, in Electrical Engineering from the Technion, Israel Institute of Technology, in 1974 and 1984, respectively.

                  Zeev Bregman. Mr. Bregman, age 41, has served as Chief Executive Officer of Comverse since January 2001. From 1987, Mr. Bregman served in various management and marketing positions within the Company, including Vice President, EMEA Division of Comverse and Vice President, Trilogue Division of Comverse. Prior to joining the Company he was employed by Clarity Ltd. Mr. Bregman received a B.Sc., with high honors, in Mathematics and Computer Science and a M.Sc., with high honors, in Computer Science from Tel Aviv University. He also earned a Kellogg-Recanati International Executive MBA, a joint degree from both the Faculty of Management of Tel-Aviv University and Northwestern University.

                  David Kreinberg. Mr. Kreinberg, age 37, has served as Executive Vice President and Chief Financial Officer of the Company since September 2002 and Vice President of Finance and Chief Financial Officer since May 1999. Previously, Mr. Kreinberg served as Vice President of Finance and Treasurer from April 1996 and as Vice President of Financial Planning from April 1994. Mr. Kreinberg is a Certified Public Accountant, and prior to joining the Company he served as a senior manager at Deloitte & Touche LLP. Mr. Kreinberg received a B.S., summa cum laude, in Accounting from Yeshiva University and an M.B.A. in Finance and International Business from Columbia Business School in 1986 and 1990, respectively. Mr. Kreinberg also is a director of Ulticom and Verint.

                  Dan Bodner.   Mr. Bodner, age 44, has served as President
and/or Chief Executive Officer of Verint since February 1994. From 1991 to 1998, Mr. Bodner also served as President and Chief Executive Officer of Comverse Government Systems Corp., a former affiliate of Verint. From 1987 to 1991, Mr. Bodner held various management positions with the Company. Prior to joining the Company, Mr. Bodner was employed for two years as Director of Software Development for Contahal Ltd. Mr. Bodner received a B.Sc., cum laude, in Electrical Engineering from the Technion, Israel Institute of Technology, in 1981 and a M.Sc., cum laude, in Telecommunications and Computer Science from Tel Aviv University in 1987. Mr. Bodner also serves as a director of Verint.

                  John H. Friedman. Mr. Friedman, age 49, has served as a director of the Company since June 1994. He is the Managing Director of Easton Capital Corp., a private investment firm founded by Mr. Friedman in 1991. From 1989 to 1991, Mr. Friedman was a Managing Director of Security Pacific Capital Investors. Prior to joining that firm, he was a Managing Director of E. M. Warburg, Pincus & Co., Inc., where he was employed from 1981 to 1989. From 1978 to 1980, Mr. Friedman practiced law with the firm of Sullivan & Cromwell in New York City. Mr. Friedman received a B.A., magna cum laude, from Yale University and a J.D. from Yale Law School.

                  Francis E. Girard. Mr. Girard, age 63, has served as a director of the Company since January 1998 and as a consultant since September 2002. He served as Vice Chairman of Comverse from January 2001 until January 2002 and served as Chief Executive Officer of Comverse from January 1998 until January 2001. From May 1996 to January 1998, he served as President, Chief Executive Officer and a director of Boston Technology, Inc. ("Boston"), a company that was merged into the Company in January 1998. Prior to that, he served as Boston's Executive Vice President of World Sales. He joined Boston in January 1989 as Senior Vice President of Sales and assumed the position of Senior Vice President and General Manager of North American Markets in January 1994. Previously, he was Vice President of Sales, Marketing and Support of NEC Information Systems, Inc., a U.S. distributor of NEC computers and peripherals, from 1985 to 1989. Mr. Girard served as Director of Marketing for the National Independent Sales Organization and Reseller Marketing Programs at Wang Laboratories, Inc. from 1983 to 1985, in addition to several other sales and marketing management positions. Mr. Girard also serves as a member of the board of directors of Artisoft, Inc. Mr. Girard holds a B.S. degree in Business from Merrimack College.

                  Ron Hiram. Mr. Hiram, age 49, has served as a director of the Company since June 2001. Mr. Hiram is an advisor to The Palladin Group, an absolute return manager specializing in finding and creating investment strategies that offer asymmetrical risk/reward opportunities. Previously, Mr. Hiram co-headed TeleSoft Partners' investment activities in Israel. TeleSoft Partners makes venture capital investments in telecommunication-focused companies and manages capital commitments in excess of $700 million in two funds. Prior to joining TeleSoft Partners, Mr. Hiram worked at Soros Fund Management LLC ("Soros"), focusing on private equity investments. Prior to joining Soros, Mr. Hiram worked at Lehman Brothers for twelve years, most recently serving as Managing Director. Since April 2000 he has served as a member of the board of directors of Ulticom. Mr. Hiram was previously a director of the Company in 1986 and 1987. Mr. Hiram received an M.B.A. from Columbia University in 1981.

                  Sam Oolie. Mr. Oolie, age 66, has served as a director of the Company since May 1986. Since August 1995, he has been Chairman of NoFire Technologies, Inc., a manufacturer of high performance fire retardant products. He has been Chairman of Oolie Enterprises, an investment company, since July 1985. He also served as a director of CFC Associates, a venture capital firm, from January 1984 to December 1999. He was Chairman of The Nostalgia Network, a cable television network, from April 1987 to January 1990 and was Vice Chairman and director of American Mobile Communications, Inc., a cellular telephone company, from February 1987 to July 1989. From February 1962 to July 1985, Mr. Oolie was Chairman, Chief Executive Officer and a director of Food Concepts, Inc., a provider of food services to institutions and hospitals. Mr. Oolie also serves as a director of NCT Group, formerly Noise Cancellation Technologies, Inc. Mr. Oolie received a B.S. from Massachusetts Institute of Technology in 1958 and an M.B.A. from Harvard Business School in 1961.

                  William F. Sorin. Mr. Sorin, age 53, has served as a director and the Corporate Secretary of the Company since its formation in October 1984. He is an attorney engaged in private practice and is general counsel to the Company. Mr. Sorin received a B.A. from Trinity College in 1970 and a J.D., cum laude, from Harvard Law School in 1973. Mr. Sorin is also a director of Ulticom and Verint.


Committees of the Board of Directors

                  The Board of Directors has four standing committees. The Executive Committee is empowered to exercise the full authority of the Board of Directors in circumstances when convening the full board is not practicable. The Audit Committee is responsible for reviewing audit procedures and supervising the relationship between the Company and its independent auditors. The Remuneration and Stock Option Committee (the "Remuneration Committee") is responsible for approving compensation arrangements for senior management of the Company and administering the Company's stock option plans. The Corporate Planning and Structure Committee reviews and makes recommendations to the board concerning issues of corporate structure and planning, including the formation and capitalization of subsidiaries of the Company, the structure of acquisition transactions, the terms of any stock options and other compensation arrangements in respect of subsidiaries of the Company, situations that might involve conflicts of interest relative to the Company and its subsidiaries and the terms of significant transactions between the Company and its subsidiaries. The Board of Directors does not have a nominating committee.

                  During the year ended January 31, 2002, there were five meetings of the Board of Directors of the Company, three meetings of the Executive Committee, one meeting of the Corporate Planning and Structure Committee, two actions by written consent in lieu of meetings of the Remuneration Committee, and four meetings of the Audit Committee. Each member of the Board of Directors attended at least 75% of the meetings of the Board of Directors and of each Committee of which he was a member during the year.

Audit Committee

                  The Audit Committee assists the Board of Directors in fulfilling its responsibility to oversee management's conduct of the Company's financial reporting process, including the selection of the Company's outside auditors and the review of the financial reports and other financial information provided by the Company to any governmental or regulatory body, the public or other users thereof, the Company's systems of internal accounting and financial controls, and the annual independent audit of the Company's financial statements.

         The Board of Directors has adopted a charter for the audit committee. The Audit Committee consists of Ron Hiram, John H. Friedman and Sam Oolie. All members of the Audit Committee are "independent", as independence is defined in Rule 4200 (a)(15) of the National Association of Securities Dealers listing standards.

         The information contained in this proxy statement with respect to the Audit Committee charter and the independence of the members of the Audit Committee shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

Executive Compensation

                  The following table presents summary information regarding the compensation paid or accrued by the Company for services rendered during the fiscal years ended January 31, 2000, 2001, and 2002 by its executive officers:

                           SUMMARY COMPENSATION TABLE

                                                  Annual Compensation
                                       -----------------------------------------
                                                                                         Long-Term
                                                                                        Compensation
                                        Period                                          Stock Option           All Other
Name and Principal Position             Ending          Salary        Bonus(2)          Grants(3)(4)       Compensation(3)(5)
-------------------------------        ---------     ------------   ------------        ------------       ------------------
Kobi Alexander                         Jan. 2002     $ 403,000(1)    $      -(1)            600,000            $1,316,039
Chief Executive                        Jan. 2001     $ 672,000       $ 7,458,915            600,000            $1,270,327
Officer and Chairman of                Jan. 2000     $ 642,000       $ 4,682,178            630,000            $1,120,867
the Board of Directors


Itsik Danziger(6)                      Jan. 2002     $ 168,287       $      -               200,000            $   44,088
President                              Jan. 2001     $ 179,340       $   420,000            200,000            $   45,914
                                       Jan. 2000     $ 166,237       $   379,500            160,000            $   38,872


Zeev Bregman(7)                        Jan. 2002     $ 156,617       $      -               300,000            $   42,829
Chief Executive Officer,               Jan. 2001     $ 151,939       $   420,000            250,000            $   38,327
Comverse



David Kreinberg(8)                     Jan. 2002     $ 187,303       $      -               125,000            $  211,067
Executive Vice President and           Jan. 2001     $ 180,000       $   170,000            100,000            $  129,800
Chief Financial Officer                Jan. 2000     $ 160,000       $   100,000             75,000            $   10,080


Dan Bodner(9)                          Jan. 2002     $ 200,000       $    50,000             30,000            $    2,000
President and Chief Executive
Officer, Verint

Francis E. Girard(10)
Chief Executive Officer                Jan. 2001     $ 385,008       $      -                  -               $   26,000
Comverse                               Jan. 2000     $ 385,008       $   125,000               -               $   26,000


Carmel Vernia(11)
Chief Operating Officer;
Chief Executive Officer,
Verint                                 Jan. 2000     $ 159,043       $      -                  -               $   37,116


/footnotes from previous table/

(1) Includes $217,402 of salary and $185,598 of payments in lieu of earned vacation. During the year ended January 31, 2002, Mr. Alexander was entitled under his employment agreements to receive $672,000 in salary and a bonus of approximately $1,500,000. Mr. Alexander voluntarily waived his right to approximately $1,955,000, which is ninety percent (90%) of his salary and bonus, in support of cost-reduction steps taken by the Company.

(2) Includes bonuses accrued for services performed in the year indicated, regardless of the year of payment.

(3) See also "Security Ownership of Certain Beneficial Owners and Management--Options to Purchase Subsidiary Shares."

(4) Information in this table is given as of January 31, 2002. Under a stock option exchange program approved by the Company's shareholders at a special shareholders' meeting held on February 25, 2002, eligible Company employees and officers, including the named officers, were given the opportunity to voluntarily cancel unexercised stock options previously granted to them in exchange for replacement options that will be granted at a future date. Replacement Options will be granted at a ratio of 0.85 new options for each existing option cancelled at an exercise price equal to the fair market value of the Company's shares on the date of the grant, which currently is expected to be December 23, 2002. Replacement Options that will be issued to replace cancelled options that either have vested prior to the tender of such options under the program or that would have vested prior to the six-month anniversary of the New Grant Date will vest and become exercisable on the six-month anniversary of the New Grant Date. The number of stock option grants set forth in this table does not reflect the tendering by the named officer of stock options for cancellation and the expected issuance of Replacement Options to the named officer under this program.

(5) Consists of miscellaneous items, including premium payments and contributions under executive insurance and training plans, 401(k) matching payments and, in the case of Mr. Alexander, $360,665, $316,602, and $277,779, accrued in the years ended January 31, 2002, 2001 and 2000, respectively, for payments due on termination of employment pursuant to the terms of his employment agreements with the Company and $903,197, $905,679, and $825,000 paid in the years ended January 31, 2002, 2001 and 2000, respectively, in premiums for life insurance, of which $825,000 for each year was provided under split-dollar arrangements. The Company is entitled to reimbursement of the premiums paid under the split-dollar arrangements from the benefit payments or cash surrender value. In the case of Mr. Kreinberg, the amount includes $115,160 and $115,335 paid in the years ended January 31, 2002 and 2001, respectively, in premiums for life insurance, of which $113,000 for both years was provided under split-dollar arrangements. The

             Company is entitled to reimbursement of the premiums paid under the split-dollar arrangements from the benefit payments or cash surrender value. In the case of Mr. Kreinberg, the amount also includes $80,000 accrued in the year ended January 31, 2002 for payments due on the termination of his employment with the Company.

(6)          Mr. Danziger was promoted to President of the Company in January
             2001.

(7) Mr. Bregman was promoted to Chief Executive Officer of Comverse in January 2001.

(8) Mr. Kreinberg was promoted to Executive Vice President of the Company in September 2002.

(9)          Mr. Bodner was promoted to Chief Executive Officer of Verint in
             December 1999.

(10) Mr. Girard served as Vice Chairman of Comverse from January 2001 until January 2002 and served as Chief Executive Officer of Comverse from January 1998 until January 2001. Mr. Girard currently serves as a consultant to the Company.

(11) Mr. Vernia served as Chief Operating Officer of the Company during the period indicated and as Chief Executive Officer of Verint through December 1999. Mr. Vernia resigned from the Company effective April 2000.

                  The following table sets forth information concerning options granted during the year ended January 31, 2002 to the executive officers of the Company identified above under its employee stock option plans:

                     STOCK OPTION GRANTS IN LAST FISCAL YEAR

                                Individual Grants
--------------------------------------------------------------------------------  Potential Realizable Value at
                                     Percent of                                       Assumed Annual Rates of
                                        Total                                        Stock Price Appreciation
                         Number of     Options                                           For Option Term*
                          Shares      Granted to   Exercise                        ----------------------------
                        Subject to    Employees    Price Per
   Name                  Option(5)    in Period      Share       Expiration Date        5%             10%
-------------------    ------------  ------------  ---------     ---------------   ------------    ------------
Kobi Alexander             600,000       6.0%        $16.05        10/22/2011       $ 6,056,255    $ 15,347,740
Itsik Danziger (1)         200,000       2.0%        $16.05        10/22/2011       $ 2,018,752    $  5,115,913
Zeev Bregman(2)            300,000       3.0%        $16.05        10/22/2011       $ 3,028,128    $  7,673,870
David Kreinberg(3)         125,000       1.3%        $16.05        10/22/2011       $ 1,261,720    $  3,197,446
Dan Bodner(4)               30,000       0.3%        $16.05        10/22/2011       $   302,813    $    767,387


------------------

* Represents the gain that would be realized if the options were held for their entire ten-year term and the value of the underlying shares increased at compounded annual rates of 5% and 10% from the fair market value at the date of option grants.

(1) Mr. Danziger also was granted options to purchase 11,742 shares of Verint at an exercise price of $8.69 per share with an expiration date of April 1, 2011. Assuming the options were held for their entire ten-year term and the value of the underlying shares increased at compounded annual rates of 5% and 10% from Verint's initial public offering price of $16.00 per share, the potential realizable value would be $204,021 and $385,289, respectively.

(2) Mr. Bregman also was granted options to purchase 11,742 shares of Verint at an exercise price of $8.69 per share with an expiration date of April 1, 2011. Assuming the options were held for their entire ten-year term and the value of the underlying shares increased at compounded annual rates of 5% and 10% from Verint's initial public offering price of $16.00 per share, the potential realizable value would be $204,021 and $385,289, respectively.

(3) Mr. Kreinberg also was granted options to purchase 8,806 shares of Verint at an exercise price of $8.69 per share with an expiration date of April 1, 2011. Assuming the options were held for their entire ten-year term and the value of the underlying shares increased at compounded annual rates of 5% and 10% from Verint's initial public offering price of $16.00 per share, the potential realizable value would be $153,007 and $288,950, respectively.

(4) Mr. Bodner also was granted options to purchase 48,925 shares of Verint at an exercise price of $8.69 per share with an expiration date of April 1, 2011. Assuming the options were held for their entire ten-year term and the value of the underlying shares increased at compounded annual rates of 5% and 10% from Verint's initial public offering price of $16.00 per share, the potential realizable value would be $849,940 and $1,605,223, respectively.

(5) Information in this table is given as of January 31, 2002. Under a stock option exchange program approved by the Company's shareholders at a shareholders' meeting held on February 25, 2002, eligible Company employees and officers, including the named officers, were given the opportunity to voluntarily cancel unexercised stock options previously granted to them in exchange for replacement options that will be granted at a future date. Replacement Options will be granted at a ratio of 0.85 new options for each existing option cancelled at an exercise price equal to the fair market value of the Company's shares on the date of the grant, which currently is expected to be December 23, 2002. Replacement Options that will be issued to replace cancelled options that either have vested prior to the tender of such options under the program or that would have vested prior to the six-month anniversary of the New Grant Date will vest and become exercisable on the six-month anniversary of the New Grant Date. This table does not reflect the tendering by the named officer of stock options for cancellation and the expected issuance of Replacement Options to the named officer under this program.

                  The options have a term of ten years and become exercisable and vest in increments over the period of four years from the year of grant. The exercise price of the options is equal to the fair market value of the underlying shares at the date of grant.

                  The following table sets forth, as to each executive officer identified above, the shares acquired on exercise of options during the year ended January 31, 2002, value realized, number of unexercised options held at January 31, 2002, currently exercisable and subject to future vesting, and the value of such options based on the closing price of the underlying shares on the NASDAQ National Market System at that date, net of the associated exercise price:

                    OPTION EXERCISES AND YEAR-END VALUE TABLE

        Aggregate Option Exercises in the year ended January 31, 2002 and
                Value of Unexercised Options at January 31, 2002

                          Shares                            Number of Unexercised            Value of Unexercised
                         Acquired                             Options Held at                In-the-Money Options
                            On              Value            January 31, 2002(6)           Held at January 31, 2002
Name                     Exercise          Realized      Exercisable    Unexercisable    Exercisable     Unexercisable
-------------------   ---------------   --------------   ------------   -------------    -------------------------------
Kobi Alexander(1)              -        $      -          3,802,236      1,552,500       $  39,420,885   $  5,323,875
Itsik Danziger(2)            60,000     $  5,982,962        302,500        467,500       $   2,071,171   $  1,490,375
Zeev Bregman(3)                -        $      -            197,500        585,000       $   1,035,724   $  2,022,375
David Kreinberg(4)           14,290     $  1,454,813        101,560        245,000       $     528,626   $    750,275
Dan Bodner(5)                  -        $      -             12,500         55,000       $        -      $    159,600

(1) Mr. Alexander realized $1,774,732 on the exercise of options to purchase 116,357 shares of common stock of Verint, based on Verint's initial public offering price of $16.00 per share, during the year ended January 31, 2002. In addition, as of January 31, 2002, Mr. Alexander also owned options to purchase (i) 359,574 shares of common stock of Verint valued at $4,254,369 based on Verint's initial public offering price of $16.00 per share, of which options to purchase 300,083 shares, valued at $3,652,112, were exercisable, (ii) 8.1 shares of common stock of Startel, all of which were exercisable and none of which were exercised during the year ended January 31, 2002, and (iii) 162 shares of common stock of CTI Capital, all of which were exercisable and none of which were exercised during the year ended January 31, 2002.

(2) Mr. Danziger realized $165,537 on the exercise of options to purchase 5,273 shares of Ulticom common stock during the year ended January 31, 2002. As of January 31, 2002, Mr. Danziger also owned options to purchase (i) 11,742 shares of common stock of Verint valued at $85,869 based on Verint's initial public offering price of $16.00 per share, all of which were unexercisable, and (ii)

         43,818 shares of common stock of Ulticom valued at $292,880, of which options to purchase 7,000 shares were exercisable and valued at $46,788.

(3) Mr. Bregman realized $346,884 on the exercise of options to purchase 12,273 shares of Ulticom common stock during the year ended January 31, 2002. As of January 31, 2002, Mr. Bregman also owned options to purchase (i) 11,742 shares of common stock of Verint valued at $85,869 based on Verint's initial public offering price of $16.00 per share, all of which were unexercisable, and (ii) 36,818 shares of common stock of Ulticom, all of which were unexercisable and valued at $246,092.

(4) Mr. Kreinberg realized $685,915 on the exercise of options to purchase 24,545 shares of Ulticom common stock during the year ended January 31, 2002. As of January 31, 2002, Mr. Kreinberg also owned options to purchase (i) 11,741 shares of common stock of Verint valued at $94,111 based on Verint's initial public offering price of $16.00 per share, of which options to purchase 1,958 shares, valued at $19,822, were exercisable, and none of which were exercised during the year ended January 31, 2002, and (ii) 73,636 shares of common stock of Ulticom, all of which were unexercisable and valued at $492,183.

(5) As of January 31, 2002, Mr. Bodner also owned options to purchase 195,696 shares of common stock of Verint valued at $1,813,627 based on Verint's initial public offering price of $16.00 per share, of which options to purchase 95,402 shares, valued at $958,302, were exercisable and none of which were exercised during the year ended January 31, 2002.

(6) Information in this table is given as of January 31, 2002. Under a stock option exchange program approved by the Company's shareholders at a shareholders' meeting held on February 25, 2002, eligible Company employees and officers, including the named officers, were given the opportunity to voluntarily cancel unexercised stock options previously granted to them in exchange for replacement options that will be granted at a future date. Replacement Options will be granted at a ratio of 0.85 new options for each existing option cancelled at an exercise price equal to the fair market value of the Company's shares on the date of the grant, which currently is expected to be December 23, 2002. Replacement Options that will be issued to replace cancelled options that either have vested prior to the tender of such options under the program or that would have vested prior to the six-month anniversary of the New Grant Date will vest and become exercisable on the six-month anniversary of the New Grant Date. This table does not reflect the tendering by the named officer of stock options for cancellation and the expected issuance of Replacement Options to the named officer under this program.

Employment Agreements

                  As described below, during the year ended January 31, 2002, Mr. Alexander was entitled under his employment agreements to receive $672,000 in salary and a bonus of approximately $1,500,000. Mr. Alexander voluntarily waived his right to approximately $1,955,000 of his salary and bonus in support of cost-reduction steps taken by the Company. As a result Mr. Alexander's total cash compensation, excluding amounts paid for accrued vacation, was approximately $217,000.

                  Mr. Alexander serves as Chairman of the Board and Chief Executive Officer of the Company under an agreement extending through January 31, 2004 at a current base annual salary of $630,000. Pursuant to the agreement, Mr. Alexander is entitled to receive bonus compensation in an amount to be negotiated annually, but not less than 2.75% of the Company's consolidated after tax net income in each year, determined without regard to the bonus and any acquisition-related expenses and charges. Mr. Alexander also receives various supplemental medical, insurance and other personal benefits from the Company under the terms of his employment, including the use of an automobile leased by the Company.

                  Mr. Alexander serves as Chairman of the Board of Comverse Ltd. at a current basic compensation of $3,500 per month. Comverse Ltd. has also agreed to reimburse Mr. Alexander for certain business-related expenses, to provide him with the use of an automobile owned or leased by Comverse Ltd., and to pay certain amounts for his account into defined contribution insurance and training funds in Israel. Comverse Ltd. is also required to pay any taxes incurred by Mr. Alexander in respect of benefits provided to him under the agreement and certain professional fees incurred for the benefit of Mr. Alexander. In the event that Comverse Ltd. unilaterally terminates or fundamentally breaches the agreement, it must pay, as liquidated damages, an amount equal to the basic compensation due for the remainder of the term of the agreement plus an amount equal to the present value of all non-monetary benefits under the agreement. The present value of the non-monetary benefits under the agreement is not readily determinable but is estimated at approximately 25% of such salary.

                  Following termination or expiration of the term of employment, Mr. Alexander is entitled to receive a payment equal to $136,428 times the number of years from the beginning of his employment with the Company, the amount of which payment increases at the rate of 10% per annum compounded for each year of employment following December 31, 2002, plus continued fringe benefits for three years and medical insurance coverage for up to 10 years. If Mr. Alexander's employment is terminated by the Company without "cause", or by Mr. Alexander for "good reason" (as those terms are defined in the agreement), he is entitled to additional payments attributable to the salary, bonus and the monetary equivalence of other benefits which he otherwise would have expected to receive for a period of three years or the balance of the agreement term, whichever is longer. If such termination occurs following a change in control of the Company, the required additional payment is three times Mr. Alexander's annual salary and bonus, and he is additionally entitled to the accelerated vesting of all retirement benefits and stock options, and payments sufficient to reimburse any associated excise tax liability and income tax resulting from such reimbursement. The agreements also provide for Mr. Alexander to receive options entitling him to purchase 7-1/2% of the equity of the Company's subsidiaries, other than Comverse, at prices equal to the higher of the book value of the underlying shares at the date of option grant or the fair market value of such shares at that date determined on the basis of an arms'-length transaction with a third party or, if no such transactions have occurred, on a reasonable basis as determined by the Board of Directors. These options, as well as any options granted Mr. Alexander under the Company's stock option or stock incentive plans, become fully vested, exercisable and nonforfeitable in the event of a change in control of the Company, the termination of Mr. Alexander's employment by the Company without cause or by Mr. Alexander for good reason, or Mr. Alexander's death or disability. Insurance benefits include life insurance providing cumulative death benefits of approximately $40,000,000 including amounts provided under split dollar arrangements through which the Company is to be reimbursed premiums from the benefit payments or cash surrender value.

                  Mr. Danziger is employed as President of the Company under an agreement providing for a base monthly salary at a current rate of approximately 58,766 Israeli shekels, subject to Israeli statutory cost of living adjustment (resulting in a current annual salary equal to approximately $148,000) and an annual bonus which is based on goals for Mr. Danziger and the Company. Mr. Danziger is entitled to receive various insurance and supplemental benefits and the use of an automobile owned or leased by the Company.

                  Mr. Bregman is employed as Chief Executive Officer of Comverse under an agreement providing for a base monthly salary at a current rate of approximately 60,000 Israeli shekels, subject to Israeli statutory cost of living adjustment (resulting in a current annual salary equal to approximately $151,000) and an annual bonus which is based on goals for Mr. Bregman and Comverse. Mr. Bregman is entitled to receive various insurance and supplemental benefits and the use of an automobile owned or leased by the Company.

                  Mr. Bodner is employed as President and Chief Executive Officer of Verint under an agreement providing for an annual salary of $200,000 and an annual bonus which is based on goals for Mr. Bodner and Verint. Mr. Bodner is entitled to receive various insurance and supplemental benefits and the use of an automobile owned or leased by the Company.

                  Mr. Kreinberg is employed as Executive Vice President and Chief Financial Officer of the Company under an agreement providing for an annual salary of $200,000 and an annual bonus which is based on goals for Mr. Kreinberg and the Company. Mr. Kreinberg is entitled to receive various insurance and supplemental benefits including life insurance providing cumulative death benefits of approximately $12,000,000 including amounts provided under split dollar arrangements through which the Company is to be reimbursed premiums from the benefit payments or cash surrender value. Mr. Kreinberg also is entitled to receive the use of an automobile owned or leased by the Company. In addition, following termination of Mr. Kreinberg's employment, other than for cause, Mr. Kreinberg is entitled to receive a payment equal to $10,000 times the number of years from the first year of his employment with the Company, the amount of which payment increases at the rate of 10% per annum compounded for each year of employment following January 31, 2002.

Compensation of Directors

                  Each director who is not an employee of the Company or otherwise compensated by the Company for services rendered in another capacity, and whose position on the Board of Directors is not attributable to any contract between the Company and such director or any other entity with which such director is affiliated, receives compensation in the amount of $2,750 for each meeting of the Board of Directors and of certain committees of the Board of Directors attended by such director during the year. Each of such eligible directors is also entitled to receive an annual stock option grant under the Company's Stock Option Plans entitling such director to purchase 27,000 shares of common stock at a price per share equal to the fair market value of the common stock as reported on the NASDAQ System on the date two business days after the publication of the audited year-end financial statements of the Company. Such options are subject to forfeiture to the extent of 5,400 shares per meeting in the event that the option holder, during the year of grant, fails to attend at least five meetings of the Board of Directors and any of its committees of which the option holder is a member. Each director who resides outside of the United States and is not an officer or employee of the Company is entitled to reimbursement of expenses incurred for attendance at meetings of the Board, up to the amount of $2,000 for each meeting attended.

Severance Benefits Following a Change in Control

                  The Company has instituted severance benefits arrangements for eligible employees, other than the Chief Executive Officer (whose benefits are described above), due in the event of the termination of employment, within two years following a change in control of the Company, either by the Company without cause or by an employee under specified circumstances. Key executives, as designated from time to time by the Remuneration Committee, are generally entitled to receive (a) payment of salary and pro-rated bonus through the date of termination (computed at the rates then in effect or, if higher, during specified periods prior to the date of change in control), (b) an additional payment equal to the sum of annual salary and bonus (as so computed), (c) the accelerated vesting of all stock options and retirement benefits, (d) continuation for one additional year of certain employment-related benefits and
(e) in the discretion of the Remuneration Committee, a payment in an amount necessary to discharge without cost to the employee any excise tax imposed in respect of the payments due under the severance arrangement. Other employees are generally entitled to receive, in the event of the involuntary termination of their employment, (a) payment of their then current salary through the date of termination, (b) an additional payment equal to one month of salary for each year of employment with the Company, up to twelve, prior to termination, (c) the accelerated vesting of stock options and retirement benefits and (d) continuation of certain employment-related benefits.

Compensation Committee Interlocks and Insider Participation

                  Kobi Alexander, Chairman of the Board and Chief Executive Officer of the Company, serves as a member of the Board of Directors of Systems Management

Arts Incorporated ("SMARTS"), a developer of automated network problem diagnosis software. Dr. Shaula A. Yemini, President and Chief Executive Officer of SMARTS and Mr. Alexander's sister, has been a director of the Company and has served as a member of the Remuneration and Stock Option Committee of the Company's Board of Directors from August 1997 until June 2001. In June 2001, Ron Hiram, who also is a director of SMARTS, became a director of the Company and replaced Dr. Yemini as a member of the Remuneration and Stock Option Committee. Dr. Yemini is not standing for reelection as a director of the Company.

Options to Purchase Subsidiary Shares

                  The Chief Executive Officer of the Company holds options to purchase shares of certain subsidiaries of the Company as set forth under "Employment Agreements," above. In addition, other employees, including certain executive officers of the Company, have been granted options to acquire shares of certain subsidiaries and affiliates of the Company, other than Comverse. Such option awards are not tied to the performance of the respective subsidiaries or affiliates, but are generally intended to incentivize employees in the units in which they are employed and for which they have direct responsibility. The amount of shares issuable upon exercise of such options varies among the subsidiaries and affiliates affected, not exceeding in any instance 20% of the shares outstanding of the respective subsidiary or affiliate assuming exercise in full. These options have terms ranging up to 15 years and become exercisable and vest over various periods ranging up to seven years from the date of initial grant. The exercise price of each option is equal to the higher of the book value of the underlying shares at the date of grant or the fair market value of such shares at that date determined by the Board of Directors of the applicable subsidiary or affiliate or by a committee of the Board of Directors of the Company.

                  These options (and any shares received by the holders upon exercise) provide the option holders with a potentially larger equity interest in the respective subsidiaries and affiliates than in the Company, which, under certain circumstances, could cause the option holders' interests to conflict with those of the Company's shareholders generally.

Certain Relationships and Related Transactions

                  From February 1, 2001 until July 31, 2002, the Company paid legal fees to William F. Sorin, a director and General Counsel of the Company, in the amount of $236,563 for legal services rendered to the Company during such period.

Report of the Remuneration and Stock Option Committee
Concerning Executive Compensation

                  The principal components of the Company's executive compensation arrangements are base salary, cash bonus awards and stock options. Compensation arrangements for senior management personnel in certain instances include a performance-based component as well as discretionary bonus awards.

                  Salary levels throughout the organization are reviewed annually, and are adjusted periodically when the Company believes that adjustment is required, taking into account competitive factors in the industries and locations of the Company's activities. In establishing compensation levels throughout the organization, the Company relies to a significant extent on its direct experience in the recruitment of personnel as well as reported compensation levels of senior management of other, similarly situated companies. Supplemental cash bonus awards are made periodically to reflect superior performance by individual employees, in accordance with recommendations by senior management, and in certain instances in accordance with formulas based on the profitability of the Company or its individual business units.

                  Historically, employees of the Company have benefited from the Company's practice of awarding stock options to personnel throughout the organization, and the resulting value associated with the increase in the market price of the Company's shares. The Board of Directors believes that equity-based incentive arrangements, such as employee stock options and employee stock purchase plans, are among the most effective means available to the Company of aligning the interests of employees with the objectives of shareholders generally, and of building their long term commitment to the organization. The Company emphasizes stock option awards as an essential element of the remuneration package available to its executives and employees. Stock options typically vest in increments over a number of years to encourage long-term commitment to the Company by the grantees.

                  The Company has also adopted the practice of awarding to key executives and other employees options entitling them to acquire shares of certain of the Company's subsidiaries and affiliates, as a means of providing incentives directly tied to the performance of those business units with which the recipients are directly involved. (See "Options to Purchase Subsidiary Shares"). These options (and any shares received by the holders upon exercise) provide the option holders with a potentially larger equity interest in the respective subsidiaries and affiliates than in the Company, which, under certain circumstances, could cause the option holders' interests to conflict with those of the Company's shareholders generally.

                  On May 22, 2002, the Company commenced a stock option exchange program under which eligible Company employees and officers were given the opportunity to voluntarily cancel unexercised stock options previously granted to them in exchange for Replacement Options that will be granted at a future date. This program was approved by the Company's shareholders at a special meeting held on February 25, 2002. The period for tendering options under this program expired on June 20, 2002. Replacement Options will be granted at a ratio of 0.85 new options for each existing option cancelled at an exercise price equal to the fair market value of the Company's shares on the date of the grant, which currently is expected to be December 23, 2002. Replacement Options that will be issued to replace cancelled options that either have vested prior to the tender of such options under the program or that would have vested prior to the six-month anniversary of the New Grant Date will vest and become exercisable on the six-month anniversary of the New Grant Date.

                  The Company considers both available competitive data and subjective performance evaluations in determining the number of options to grant to its officers and key employees. During the year ended January 31, 2002, the Company granted options to purchase an aggregate of 9,945,007 shares of Common Stock, including options to purchase an aggregate of 1,255,000 shares awarded to executive officers of the Company.

                  Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), places a limit of $1,000,000 on the amount of compensation that may be deducted by the Company in any year with respect to each of the Company's five most highly paid executive officers. Certain performance-based compensation that has been approved by stockholders is not subject to the deduction limit. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy that all compensation must be deductible.

Compensation of the Chief Executive Officer

                  Mr. Alexander, Chairman of the Board of the Company, has served as Chief Executive Officer of the Company since 1987, and also served as President of the Company until January 2001, under agreements providing for fixed annual salary, bonus compensation and employment-related benefits. The terms of Mr. Alexander's employment agreements, as currently in effect, are described above.

                  The terms of Mr. Alexander's employment have been established by direct negotiation between Mr. Alexander and the Remuneration Committee. In approving such terms, the Remuneration Committee has taken into account compensation levels of chief executive officers of other publicly-held companies and the success achieved by the Company throughout the period that Mr. Alexander has served as Chief Executive Officer.

                  The Committee notes with appreciation Mr. Alexander's voluntary waiver, in support of cost-reduction steps taken by the Company, of approximately $1,955,000 of his salary and bonus for the year ended January 31, 2002.

                                  The Remuneration and Stock Option Committee

                                         John H. Friedman, Chairman
                                         Sam Oolie
                                         Ron Hiram

Stock Performance Graph

                  The following table compares the five year cumulative return on a hypothetical investment in Comverse Technology, Inc. (CMVT), the S&P 500 Index and the S&P 500 Telecommunications Equipment Index, assuming an investment of $100 on January 31, 1997 and the reinvestment of any dividends. Standard & Poor's discontinued certain of its industry indices (including the S&P Technology 500 Index) effective December 31, 2001, and replaced them with Global Industry Classification Standard (GICS), the exclusive industry classification structure used for Standard & Poor's industry index calculations. Accordingly, the Company is using the new S&P 500 Telecommunications Equipment Index for Total Shareholder Returns comparative purposes, replacing the S&P Technology 500 Index, which the Company used in previous years but no longer exists.







                            [LINE GRAPH APPEARS HERE]

                          Total Return To Shareholders
                         (Dividends reinvested monthly)

                                                                                     ANNUAL RETURN PERCENTAGE
                                                                                            Years Ending

Company / Index                                                         Jan98       Jan99      Jan00       Jan01       Jan02
-------------------------------------------------------------------------------------------------------------------------------
COMVERSE TECHNOLOGY INC                                                -25.14      149.35      156.03       58.06     -81.14
S&P 500 INDEX                                                           26.91       32.49       10.35       -0.90     -16.15
S&P 500 TELECOMMUNICATIONS EQUIPMENT                                    19.59       83.56       65.58      -38.31     -70.75


                                                                                          INDEXED RETURNS
                                                            Base                           Years Ending
                                                           Period
Company / Index                                             Jan97       Jan98       Jan99      Jan00       Jan01       Jan02
-------------------------------------------------------------------------------------------------------------------------------
COMVERSE TECHNOLOGY INC                                      100        74.86      186.67      477.92     755.42      142.47
S&P 500 INDEX                                                100       126.91      168.14      185.54     183.87      154.18
S&P 500 TELECOMMUNICATIONS EQUIPMENT                         100       119.59      219.53      363.49     224.23       65.58

Report of the Audit Committee
Concerning the Company's Audited Financial Statements for the Fiscal Year Ended January 31, 2002.

                  Review with Management: The Committee has reviewed and discussed the Company's audited financial statements with management.

                  Review and Discussions with Independent Auditors: The Committee has discussed with Deloitte & Touche LLP's independent auditors, the matters required to be discussed by SAS 61 (Communications with Audit Committees) regarding the auditor's judgments about the quality of the Company's accounting principles as applied in its financial reporting.

                  The Committee has also received written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with Deloitte & Touche LLP their independence.

                  Conclusion: Based on the review and discussions referred to above, the Committee recommended to the Board of Directors that its audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2002 for filing with the Securities and Exchange Commission.

                                            The Audit Committee

                                            John H. Friedman, Chairman
                                            Ron Hiram
                                            Sam Oolie

                  The information contained in the foregoing report shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

                PROPOSALS TO BE ACTED UPON AT THE ANNUAL MEETING

Election of Directors

                  It is the intention of the Board of Directors to nominate at the Annual Meeting each of the individuals named below for election as the Board of Directors of the Company until the next Annual Meeting of Shareholders and the election of their qualified successors, or their earlier resignation or removal. In the event that any of such nominees should become unwilling or unable to stand for election at the Annual Meeting for any reason, at present unknown, it is intended that votes will be cast pursuant to the accompanying proxy for such substitute nominee or nominees as the Board of Directors may designate.

Kobi Alexander                 William F. Sorin                Itsik Danziger
John H. Friedman               Francis E. Girard               Ron Hiram
Sam Oolie

                  The election of directors will be made by plurality of votes cast at the Annual Meeting, with the seven nominees receiving the greatest number of votes being elected. The Board of Directors recommends the election at the Annual Meeting of the seven individuals named above.

Adoption of the 2002 Employee Stock Purchase Plan

Introduction

                  The Board of Directors has approved the 2002 Employee Stock Purchase Plan (the "Stock Purchase Plan") and has recommended that the Stock Purchase Plan be submitted to the shareholders for adoption at the Annual Meeting. The Stock Purchase Plan is intended to motivate eligible employees to contribute to the success of the Company.

                  Adoption of this proposal requires the affirmative vote of the holders of a majority of the shares of Common Stock present or represented by proxy, and entitled to vote, at the Annual Meeting. The Board of Directors recommends a vote for the adoption of the proposal.

Summary of the Stock Purchase Plan

                  The following is a summary of the principal features of the Stock Purchase Plan, but such summary is qualified in its entirety by reference to the complete text of the Stock Purchase Plan, as amended, attached to this Proxy Statement as Annex A. Capitalized terms not otherwise defined in this summary have the meaning given to them in the text of the Stock Purchase Plan.

                  The Stock Purchase Plan is an employee stock purchase plan that is intended to comply with the provisions of Section 423 of the Code. The Stock Purchase Plan allows eligible employees who elect to participate in the Stock Purchase Plan ("Participants") to make purchases of Common Stock through payroll deductions at a price of 85% of the fair market value of Common Stock on the first day or last day of each Offering Period (as defined below), whichever is lower. Any employee who, after purchasing Common Stock under the Stock Purchase Plan, would own 5% or more of the total combined voting power or value of all classes of Common Stock of the Company or any Subsidiary is not eligible to participate. Ownership of stock is determined in accordance with the provisions of Section 424(d) of the Code. In addition, an employee is not permitted in any calendar year to purchase Common Stock under the Stock Purchase Plan with a fair market value of more than $25,000.

                  Administration. The Stock Purchase Plan is administered by the Remuneration Committee, which is authorized to decide questions of eligibility and to make rules and regulations for the administration and interpretation of the Stock Purchase Plan, subject to final authority of the Board of Directors. All determinations of the Remuneration Committee with respect to the Stock Purchase Plan are binding. The expenses of administering the Stock Purchase Plan are borne by the Company.

                  Shares Available Under the Stock Purchase Plan. Under the Stock Purchase Plan, the Company will issue an aggregate of not more than 1,500,000 shares of Common Stock. The maximum number of shares issuable under the Stock Purchase Plan will be subject to adjustment for any dividend, stock split or other relevant change in the Company's capitalization.

                  Eligibility. With certain exceptions, all employees, including officers and directors who are Company employees, who have been employed by the Company or an eligible subsidiary for at least three months, are eligible to participate in the Stock Purchase Plan. As of July 31, 2002, approximately 5,700 employees of the Company were eligible to participate. The purchase of shares under the Stock Purchase Plan is voluntary, and the Company cannot now determine the number of shares to be purchased under the Stock Purchase Plan in the future by any person or group.

                  Operation of the Stock Purchase Plan. Under the Stock Purchase Plan, eligible Employees may elect to withhold up to 10% of their base pay for purchases of Common Stock through payroll deductions at a price of 85% of the last sale price of the Common Stock on the NASDAQ National Market system on the first day or last day of each of two semi-annual offering periods ("Offering Periods"), whichever is lower. The last sale price of Common Stock on the NASDAQ National Market System on September 30, 2002 was $6.99 per share. For each of the Offerings, a participating Employee shall be deemed to have been granted an option (the "Option"), on the applicable Offering Commencement Period, to purchase a maximum number of shares of Common Stock equal to an amount determined as follows: 85% of the market value of a share of the Company's Common Stock on the applicable Offering Period shall be divided into an amount equal to the authorization the employee has filed with the Company's payroll department. The price at which Common Stock will be purchased on behalf of the participants under the Plan will be at a price which is equal to 85% of the lower of (i) the last sale price of the Common Stock on the NASDAQ National Market System on the first day of the Offering Period or (ii) 85% of such price on the last day of the Offering Period.

                  Amendment. The Board of Directors may at any time, and from time to time, modify, terminate or amend the Stock Purchase Plan in any respect, except that if at any time the approval of the shareholders of the Company is required as to such modification or amendment under (i) Section 423 of the Code, (ii) Rule 16b-3 of the Exchange Act or any successor provisions ("Rule 16b-3") or (iii) under any applicable listing requirement of the NASDAQ National Market System, the Board of Directors may not effect such modification or amendment without shareholder approval.

                  The termination, modification or amendment of the Stock Purchase Plan shall not, without the consent of a Participant, affect his or her rights under a purchase option previously selected by the Participant. With the consent of the Participant affected, the Board of Directors may amend outstanding purchase options in a manner not inconsistent with the terms of the Stock Purchase Plan. The Board of Directors shall also have the right to amend or modify the terms and provisions of the Stock Purchase Plan and of any purchase options previously granted under the Stock Purchase Plan to the extent necessary to ensure the continued qualification of the Stock Purchase Plan under
Section 423 of the Code and Rule 16b-3. The Stock Purchase Plan also contains provisions relating to the disposition of purchase options in the event of certain mergers or other significant transactions involving the Company.

Certain Federal Income Tax Consequences

                  The Stock Purchase Plan, and the rights of Participants to make purchases thereunder, is intended to qualify as an "employee stock purchase plan" under Section 423 of the Code. No income (other than dividends) will be taxable to a Participant until disposition of the shares purchased under the Stock Purchase Plan. Upon the disposition of the shares of Common Stock, the Participant will generally be subject to tax and the amount of the tax will depend upon the holding period.

                  If the shares are disposed of more than two years from the first day of the Offering Period, or if the Participant dies (at any time, regardless of the holding period), the Participant will recognize ordinary income for the taxable year of the disposition or death measured as the lesser of (a) the excess of the fair market value of the shares at the time of such disposition over the purchase price or (b) an amount equal to 15% of the purchase price of the shares. The Company will not be entitled to a corresponding deduction.

                  If the shares are disposed of within two years of the first day of the Offering Period (a "Disqualifying Disposition"), the Participant will recognize ordinary income for the taxable year of the disposition generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss will be treated as short-term or long-term capital gain or loss depending on the length of time the Participant held the Common Stock. Subject to the limitation described in the next sentence, the Company will be entitled to a tax deduction equal to the amount of ordinary income recognized as described in this paragraph. Under Section 162(m), the Company's tax deduction for all compensation paid to specified officers in any one year is limited to $1,000,000 unless the compensation qualifies for an exemption from this limitation. Amounts recognized as ordinary income on a Disqualifying Disposition will not be exempt.

                  The Participant's tax basis in the shares will initially be his or her purchase price for those particular shares, and that tax basis will be increased at the time of disposition of the shares by the foregoing taxable amount. In the case of a taxable disposition of the shares, the difference between such adjusted tax basis and the amount realized will be capital gain or loss, either long-term or short-term, depending upon how long the shares have been held on the date of disposition.

Ratification of Engagement of Independent Auditors

                  Shareholders will be requested at the Annual Meeting to ratify the engagement of Deloitte & Touche LLP to serve as independent auditors of the Company for the year ending January 31, 2003. Deloitte & Touche LLP has served as the Company's auditors since 1988. A representative of the firm is expected to be present at the Annual Meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions. The Board of Directors recommends a vote for the adoption of the proposal.

                  The following table sets forth the approximate aggregate amount of fees billed to the Company for the fiscal year ended January 31, 2002 by the Company's principal accounting firm, Deloitte & Touche LLP:

              Audit Fees: $570,000
              All Other Fees: $375,000

                  All other fees include items such as due diligence and consultations on mergers and acquisitions, preparation and review of tax returns, consultations on accounting and tax related issues, services performed for capital raising activities, services performed in connection with registration statements, as well as other miscellaneous items.

                  The Audit Committee has considered whether the provision of the services other than audit services referenced above is compatible with maintenance of the principal accountant's independence.

                  SHAREHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

                  The Company currently expects to hold its next Annual Meeting of Shareholders on or about December 1, 2003. Any shareholder who wishes to make a proposal for consideration at that meeting and wishes to have that proposal included in the proxy statement for the meeting must submit the proposal to the Secretary of the Company no later than July 1, 2003. Such a proposal will be included in next year's proxy statement to the extent required by the regulations of the Securities and Exchange Commission. A shareholder who wishes to make a proposal at the 2003 Annual Meeting, but does not wish to have the proposal included in the proxy statement for that meeting, must give notice of the proposal to the Secretary of the Company no later than September 16, 2003 in order for the notice to be considered timely under Rule 14a-4(c) of the Securities and Exchange Commission.

                                 OTHER BUSINESS

                  The Board of Directors does not know of any matter to be brought before the Annual Meeting other than the matters specified in the Notice of Annual Meeting accompanying this Proxy Statement. The persons named in the form of proxy solicited by the Board of Directors will vote all proxies that have been properly executed. If any matters not set forth in the Notice of Annual Meeting are properly brought before the Annual Meeting, such persons will vote thereon in accordance with their best judgment.

                                            By Order of the Board of Directors,


                                            William F. Sorin
                                            Secretary


Woodbury, New York
October 25, 2002

                                                                         Annex A

                        2002 Employee Stock Purchase Plan

                            COMVERSE TECHNOLOGY, INC.

                        2002 EMPLOYEE STOCK PURCHASE PLAN

1.       Purposes.

                  The 2002 Employee Stock Purchase Plan of Comverse Technology, Inc. (the "Plan") is intended to provide a method whereby employees of Comverse Technology, Inc. and its subsidiary and predecessor corporations, if any (hereinafter collectively referred to, unless the context otherwise requires, the "Company"), will have an opportunity to acquire a proprietary interest in the Company through the purchase of shares of Common Stock of the Company. It is the intention of the Company to have the Plan qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). The provisions of the Plan shall, accordingly, be construed so as to extend and limit participation in a manner consistent with the requirements of Section 423 of the Code.

2.       Definitions.

         2.1 "Annualized Base Pay" means: (i) for any Employee who was employed by the Company for an entire twelve-month period ending on the day prior to an Offering Commencement Date, the Employee's total Base Pay for such twelve-month period; or (ii) for any Employee not employed for the entire twelve-month period ending on the day prior to an Offering Commencement Date, the sum of the Base Pay earned in each of the full calendar months prior to the Offering Commencement Date during which the Employee was employed by the Company, divided by the number of full calendar months for which the Employee was employed, multiplied by twelve.

         2.2 "Base Pay" means regular straight-time earnings (as the same may be adjusted from time to time) but excluding payments for overtime, shift differentials, incentive compensation, sales commissions, bonuses and other special payments.

         2.3 "Common Stock" means the common stock of the Company, par value $.10, or such other class or kind of shares or other securities resulting from the application of Paragraphs 17 or 20.

         2.4 "Employee" means any person who is customarily employed for 20 or more hours per week and more than five months in a calendar year by the Company or by a Subsidiary Corporation.

         2.5 "Offering Commencement Date" means the applicable date on which an Offering under the Plan commences pursuant to Paragraph 4(a).

         2.6 "Offering Termination Date" means the applicable date on which an Offering under the Plan terminates pursuant to Paragraph 4(a).

         2.7 "Subsidiary Corporation" means any present or future corporation which (i) is a "subsidiary corporation" as that term is defined in Section 424(f) of the Code and (ii) is designated as a participant in the Plan by the Board of Directors or Committee described in Paragraph 13.

3.       Eligibility.

         3.1 Any Employee who shall have completed three (3) months of employment and shall be employed by the Company on the applicable Offering Commencement Date shall be eligible to participate in the Plan.

         3.2 Any provision of the Plan to the contrary notwithstanding, no Employee shall be granted an option to participate in the Plan:

                (a) if, immediately after the grant, such Employee would own stock, and/or hold outstanding options to purchase stock, possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary Corporation (for purposes of this Paragraph the rules of Section 424(d) of the Code shall apply in determining stock ownership of any employee); or

                (b) which permits his or her rights to purchase stock under all employee stock purchase plans maintained by the Company and its subsidiaries to accrue at a rate which exceeds $25,000 of the fair market value of the stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time.

4.       Offering Dates.

         4.1 The Plan will be implemented by semiannual offerings (referred to herein collectively as "Offerings" and individually as an "Offering") of a maximum aggregate of 1,500,000 shares (subject to adjustment as provided in Paragraph 12(a) and 17) of Common Stock, subject to Paragraph 12, 17 and 22 below, as follows:

                (a) Offering I shall commence on each March 1 and terminate on each August 31.

                (b) Offering II shall commence on each September 1 and terminate on each final day of February.

Participation in any one Offering under the Plan shall neither limit, nor require, participation in any other Offering.

         4.2    The first Offering shall commence on March 1, 2003.

5.       Participation.

                All Employees will become participants in an Offering on the applicable Offering Commencement Date. Payroll deductions, if any, for a participant shall commence on the applicable Offering Commencement Date of the Offering and shall end on the Offering Termination Date of such Offering, unless sooner terminated pursuant to Paragraph 10.

6.       Payroll Deductions.

         6.1 Participants may elect to have amounts withheld from their Base Pay by completing an authorization for a payroll deduction ("Authorization") on the form provided by the Company and filing it with the Company's Payroll department. At the time a participant files his or her Authorization for a payroll deduction, the participant shall elect to have deductions made from his or her pay on each payday during the time he or she is a participant in an Offering at the rate of 0, 1, 2, 3, 4, 5, 6, 7, 8, 9 or 10% of his or her Annualized Base Pay. If a participant has not filed an Authorization for a previous Offering or for the applicable Offering at least seven (7) days prior to the applicable Offering Commencement Date, he or she shall be deemed to have filed an Authorization electing to withhold 0% of his or her Annualized Base Pay.

         6.2 All payroll deductions made for the participant shall be credited to his or her account maintained by the Company under the Plan. A participant may not make any separate cash payment into such account.

         6.3 Except as provided in Paragraph 8(b) or 10, a participant may only make changes to the rate of deduction from his or her Annualized Base Pay, on not more than one occasion during an Offering, by completing a new Authorization on the form provided by the Company and filing it with the Company's Director of Treasury Operations as provided herein. Such new Authorization shall be effective upon the commencement of the first pay period subsequent to its filing. A participant may change his or her Authorization only once during any Offering.

7.       Granting of Option.

         (a) For each of the Offerings, a participating Employee shall be deemed to have been granted an option (the "Option"), on the applicable Offering Commencement Date, to purchase a maximum number of shares of Common Stock equal to an amount determined as follows: 85% of the market value of a share of the Company's Common Stock on the applicable Offering Commencement Date shall be divided into an amount equal to the Authorization the Employee has filed with the Company's payroll department. For all purposes of the Plan, the market value of the Company's Common Stock shall be determined as provided in subparagraph
(b) below.

         (b) The purchase price of a share of Common Stock purchased with payroll deductions made during each Offering (the "Option Exercise Price") shall be the lower of:

      (i) 85% of the last sale price of the Common Stock on the Nasdaq Stock Market (or on such other national securities exchange on which the Common Stock is then traded) as reported in The Wall Street Journal, on the applicable Offering Commencement Date (or on the next regular business date on which shares of Common Stock shall be traded if no shares of Common Stock shall have been traded on such Offering Commencement Date); or

      (ii) 85% of the last sale price of Common Stock on the Nasdaq Stock Market (or on such other national securities exchange on which the Common Stock is then traded) as reported in The Wall Street Journal, on the applicable Offering Termination Date (or on the next regular business date on which shares of Common Stock shall be traded if no shares of Common Stock shall have been traded on such Offering Termination Date).

8.       Exercise of Options.

                With respect to each Offering during the term of the Plan:

         8.1 Unless a participant gives written notice of withdrawal to the Company as provided in Paragraphs 8(b) and 10, his or her Option will be deemed to have been exercised automatically on the Offering Termination Date applicable to such Offering, for the purchase of the number of full shares of Common Stock which the accumulated payroll deductions (without interest) in his or her account maintained by the Company under the Plan at that time will purchase at the applicable Option Exercise Price (subject to the eligibility restrictions outlined in Paragraph 3(b)), and any excess in his or her account at that time will be returned to him or her, with interest as determined by the Committee prior to each Offering Commencement Date, based on the assumption that such excess comprises funds most recently deducted from the participant's pay; provided that any excess returned on account of fractional shares will not be credited with any interest.

         8.2 By written notice to the Director of Treasury Operations of the Company at any time prior to the Offering Termination Date applicable to any such Offering, a participant may elect to withdraw all, but not less than all, of the accumulated payroll deductions in his or her account at such time, with interest as determined by the Committee prior to each Offering Commencement Date.

         8.3 Fractional shares will not be issued under the Plan and any accumulated payroll deductions which would have been used to purchase fractional shares shall be returned to an employee without interest promptly following the termination of an Offering.

9.       Delivery.

                As promptly as practicable after the Offering Termination Date of each Offering, the Company will deliver to each participant, as appropriate, the certificate or certificates representing the shares of Common Stock purchased upon the exercise of such participant's Option.

10.      Withdrawal.
         ----------

         10.1 As indicated in Paragraph 8(b), a participant may withdraw payroll deductions credited to his or her account with the Company under any Offering at any time prior to the applicable Offering Termination Date by giving written notice of withdrawal to the Director of Treasury Operations. All of the participant's payroll deductions credited to his or her account will be paid to the participant promptly after receipt of such notice of withdrawal and no further payroll deductions will be made from his or her pay during such Offering. The Company may, at its option, treat any attempt by an employee to borrow on the security of accumulated payroll deductions as an election, under Paragraph 8(b), to withdraw such deductions.

         10.2 A participant's withdrawal from any Offering will not have any effect upon his or her eligibility to participate in any succeeding Offering or in any similar Plan which may hereafter be adopted by the Company.

         10.3 Upon termination of the participant's employment for any reason, including retirement but excluding death or disability, while in the employ of the Company, the payroll deductions credited to his or her account will be returned to the participant, with interest as determined by the Committee prior to each Offering Commencement Date, or, in the case of his or her death subsequent to the termination of employment, to the person or persons entitled thereto under Paragraph 14.

         10.4 Upon termination of the participant's employment because of disability or death, the participant or his or her beneficiary (as defined in Paragraph 14) shall have the right to elect, by written notice given to the Company's Director of Treasury Operations prior to the expiration of the period of 30 days commencing with the date of the disability or death of the participant, either

                (i) to withdraw all of the payroll deductions credited to the participant's account under the Plan; or

                (a) to exercise the participant's Option on the Offering Termination Date next following the date of the participant's disability or death for the purchase of the number of full shares of Common Stock which the accumulated payroll deductions in the participant's account at the date of the participant's disability or death will purchase at the applicable Option Exercise Price, and any excess in such account will be returned to the participant or said beneficiary.

                If no such written notice of election is received by the Director of Treasury Operations, the participant or beneficiary shall automatically be deemed to have elected to withdraw the payroll deductions credited to the participant's account at the date of the participant's disability or death and the same will be paid promptly to the participant or said beneficiary with interest as determined by the Committee prior to each Offering Commencement Date.

11.      Interest.

                No interest will be paid or allowed on any money paid into the Plan or credited to the account of any participant employee except under withdrawal as provided under Paragraphs 8(b) and 10 or upon the return of payroll deductions as provided under Paragraphs 8(a) and 12(a). In the event of the return of excess payroll deductions under Paragraphs 8(a) and 12(a), interest thereon, if any, shall be computed assuming that such excess comprises funds most recently deducted from the participant's pay.

12.      Stock.

         12.1 The maximum number of shares of Common Stock which shall be made available for sale under the Plan shall be 1,500,000 shares, subject to adjustment upon changes in capitalization of the Company as provided in Paragraph 17. If the total number of shares for which Options are exercised in accordance with Paragraph 8 exceeds 1,500,000, the Company shall make a pro rata allocation of the shares available for delivery and distribution in as nearly a uniform manner as shall be practicable and as it shall determine to be equitable, and the balance of payroll deductions credited to the account of each participant under the Plan shall be returned to him or her as promptly as possible, with interest on such balance at the rate determined by the Committee prior to each Offering Commencement Date, based on the assumption that such excess comprises funds most recently deducted from the participant's pay.

         12.2 The participant will have no interest in Common Stock covered by his or her Option until such Option has been exercised.

         12.3 Common Stock to be delivered to a participant under the Plan will be issued in the name of the participant, or, if the participant so directs, by written notice to the Company prior to the Offering Termination Date applicable thereto, in the names of the participant and one such other person as may be designated by the participant, as joint tenants with rights of survivorship, to the extent permitted by applicable law.

13.      Administration.

                The Plan shall be administered by the committee appointed by the Board of Directors of the Company to administer the Plan (the committee so designated by the Board of Directors shall hereinafter be referred to as the "Committee"). The officer of the Company charged with day-to-day administration of the Plan shall, for matters involving the Plan, be an ex-officio member of the Committee. The interpretation and construction of any provision of the Plan and the adoption of rules and regulations for administering the Plan shall be made by the Committee, subject, however, at all times to the final approval of the Board of Directors of the Company. Such rules may include, without limitation, restrictions on the frequency of changes in withholding rates. Determinations made by the Committee and approved by the Board of Directors of the Company with respect to any matter or provision contained in the Plan shall be final, conclusive and binding upon the Company and upon all participants, their heirs or legal representatives. Any rule or regulation adopted by the Committee shall remain in full force and effect unless and until altered, amended or repealed by the Committee or the Board of Directors of the Company.

14.      Designation of Beneficiary.

                A participant may file a written designation of a beneficiary who is to receive any shares of Common Stock and/or cash in the event of the death of the participant prior to the delivery of such shares or cash to the participant. Such designation of beneficiary may be changed by the participant at any time by written notice to the Company's payroll department. Within 30 days after the participant's death, the beneficiary may, as provided in Paragraph 10(d), elect to exercise the participant's Option when it becomes exercisable on the Offering Termination Date of the then current Offering. Upon the death of a participant and upon receipt by the Company of proof of identity and existence at the participant's death, (of a beneficiary validly designated by the participant under the Plan) and upon and notice of election of the validly designated beneficiary to exercise the participant's Option, the Company shall deliver such stock and/or cash to such beneficiary. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant's death, the Company shall deliver such stock and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company) the Company, in its discretion, may deliver such stock and/or cash to the spouse or to any one or more dependents of the participant as the Company may determine. No beneficiary shall prior to the death of the participant by whom he or she has been designated acquire any interest in the stock or cash credited to the participant's account maintained by the Company under the Plan.

15.      Transferability.

                Neither payroll deductions credited to a participant's account nor any rights with regard to the exercise of an Option or to receive stock under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way by the participant otherwise than by will or the laws of descent and distribution. Any such attempted assignment, transfer, pledge or other disposition shall be without effect, except that the

Company may treat such act as an election to withdraw funds in accordance with Paragraph 8(b).

16.      Use of Funds.

                All payroll deductions received or held by the Company under this Plan may be used by the Company for any corporate purpose and the Company shall not be obligated to segregate such payroll deductions.

17.      Effects of Changes of Common Stock.

                In the event of any changes of outstanding shares of the Common Stock by reason of stock dividends, subdivisions, combinations and exchanges of shares, recapitalizations, mergers in which the Company is the surviving corporation, consolidations, and the like, the aggregate number of and class of shares available under the Plan and Option Exercise Price per share shall be appropriately adjusted by the Board of Directors of the Company, whose determination shall be conclusive. Any such adjustments may provide for the elimination of any fractional shares which would otherwise become subject to any Options.

18.      Amendment or Termination.

         18.1 The Board of Directors of the Company may at any time, and from time to time, modify, terminate or amend the Plan in any respect, except that if at any time the approval of the stockholders of the Company is required as to such modification or amendment under (i) Section 423 of the Code, or (ii) under Rule 16b-3 of the Securities Exchange Act of 1934, as amended, or any successor provisions ("Rule 16b-3"), or (iii) under any applicable listing requirements, the Board of Directors may not effect such modification or amendment without such approval.

         18.2 The termination or any modification or amendment of the Plan shall not, without the consent of a participant, affect his or her rights under an Option previously granted to him or her. With the consent of the participant affected, the Board of Directors may amend outstanding Options in a manner not inconsistent with the Plan. The Board of Directors shall have the right to amend or modify the terms and provisions of the Plan and of any Options previously granted under the Plan to the extent necessary to ensure the continued qualification of the Plan under Section 423 of the Code and Rule 16b-3.

19.      Notices.

                All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received by the Company's Director of Treasury Operations.

20.      Merger or Consolidation.

                If the Company shall at any time merge into or consolidate with another corporation and the Company is the surviving entity, the holder of each Option then outstanding will thereafter be entitled to receive at the next Offering Termination Date upon the automatic exercise of such Option under Paragraph 8(a) (unless previously withdrawn pursuant to Paragraph 10) for each share as to which such Option shall be exercised the securities or property which a holder of one share of the Common Stock was entitled to upon and at the time of such merger or consolidation, and the Board of Directors of the Company shall take such steps in connection with such merger or consolidation as the Board of Directors shall deem necessary to assure that the provisions of Paragraph 17 shall thereafter be applicable, as nearly as reasonably practicable, to such securities or property. In the event of a merger or consolidation in which the Company is not the surviving entity, or of a sale of all or substantially all of the assets of the Company, the Plan shall terminate, and all payroll deductions credited to participants' accounts shall be returned to them, with interest as determined by the Committee prior to each Offering Commencement Date; provided, however, that the Board of Directors may, in the event of such merger, consolidation or sale, accelerate the Offering Termination Date of the Offering then in effect and permit participants to purchase shares under the Plan at such accelerated Offering Termination Date.

21.      Approval of Stockholders.

                The Plan has been adopted by the Board of Directors of the Company. The Plan shall be approved by the stockholders of the Company in accordance with Section 423(b)(2) of the Code.

22.      Registration and Qualification of the Plan Under Applicable
         Securities Laws.

                Notwithstanding anything to the contrary herein (including Paragraphs 4 and 8 hereof), no Option shall be exercised (and no Offering Period shall terminate) until such time as the Company has qualified or registered the shares which are subject to the Options under all applicable state and federal securities laws to the extent required by such laws. In the event the shares shall not have been so qualified and registered prior the date an offering is scheduled to terminate, the Offering Termination Date shall be the date upon which the registration of the shares and such other qualification shall have become effective; provided, however, that for purposes of Paragraph 6 of the Plan, payroll deductions shall cease on the date the Offering Period was originally scheduled to terminate for the applicable Offering.

                         Please date, sign and mail your
                      proxy card back as soon as possible!

                         Annual Meeting of Stockholders
                           COMVERSE TECHNOLOGY, INC.

                                December 3, 2002

            | Please Detach and Mail in the Envelope Provided |

A [X] Please mark your
      votes as in this
      example using
      dark ink only.

                   FOR all nominees             WITHHOLD
               listed at right (except          AUTHORITY
                   as marked to the           to vote for all
                   contrary below).       nominees listed at right.

Proposal No. 1 -        [ ]                         [ ]
 Election
 of Directors

(Instruction: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below)

--------------------------------------------------------------------------------

Nominees: Kobi Alexander
          Itsik Danziger
          John H. Friedman
          Francis E. Girard
          Ron Hiram
          Sam Oolie
          William F. Sorin

                                                  FOR       AGAINST    ABSTAIN

Proposal No. 2 -

   Adoption of 2002 Employee Stock Purchase       [ ]         [ ]         [ ]
   Plan.

Proposal No. 3 -

   Ratification of Engagement of Deloitte &       [ ]         [ ]         [ ]
   Touche LLP as Auditors.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.



____________________________________________________________Date___________,2002
                          Signature

_____________________________________________________________Date_________, 2002
                   Signature, if held jointly

NOTE: Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in partnership name by an authorized person.

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                              COMVERSE TECHNOLOGY, INC.
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   The undersigned shareholder of COMVERSE TECHNOLOGY, INC., a New York corporation (the "Corporation"), hereby appoints Kobi Alexander, David Kreinberg and William F. Sorin, and each of them voting singly in the absence of the others, attorneys and proxies each with full power of substitution and revocation, to vote all shares of Common Stock of the Corporation which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Corporation to be held on Tuesday, December 3, 2002, at 10:00 A.M. (local time), or at any adjournment thereof, in accordance with the following instructions:

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, the proxy will be voted "FOR" the election to the Board of Directors of the seven nominees identified herein and "FOR" Proposals 2 and 3.

   The named proxies are authorized to vote in their discretion on such other business as may properly come before the meeting.

                  (To be completed and signed on reverse side.)

--------------------------------------------------------------------------------